Exhibit 99.1

PRESS RELEASE	Corporate Headquarters
400 South Hope Street
25th Floor
Los Angeles, CA 90071
www.cbre.com

FOR IMMEDIATE RELEASE

For further information:

Steve Iaco

Senior Managing Director

Investor Relations & Corporate Communications

212.984.6535

CBRE GROUP, INC. REPORTS ROBUST REVENUE AND

EARNINGS GROWTH FOR THE THIRD QUARTER OF 2014

Revenue Increases 31% and Adjusted Earnings Per Share Rises 33% to $0.40

Los Angeles, CA – October 29, 2014 — CBRE Group, Inc. (NYSE:CBG) today reported very strong revenue and earnings growth for the third quarter ended September 30, 2014.

•              Revenue for the quarter totaled $2.3 billion, an increase of 31% from $1.7 billion in the third quarter of 2013.

•              Excluding selected items1, net income2 rose 33% to $132.6 million from $99.7 million in the third quarter of 2013, and adjusted earnings per diluted share also improved 33% to $0.40 from $0.30 in the prior-year period. For the third quarter, selected items (net of income taxes) totaled $25.5 million – including $14.1 million related to the early re-payment of debt and $11.8 million of non-cash amortization relating to prior acquisitions – versus $5.3 million for the same period in 2013.

•              On a U.S. GAAP basis, net income rose 13% to $107.1 million, compared with $94.4 million for the third quarter of 2013.  GAAP earnings per diluted share rose 14% to $0.32, compared with $0.28 in last year’s third quarter.

•              Excluding selected items, EBITDA3 increased 30% to $292.2 million from $225.2 million in the third quarter of 2013. EBITDA3 (including selected items) rose 31% to $292.9 million for the third quarter of 2014, from $224.4 million for the same period a year earlier.

Management Commentary

“CBRE produced excellent growth across markets and business lines during the third quarter, reflecting the strength of our integrated, global service offering,” said Bob Sulentic, president and chief executive officer of CBRE. “Growth was strong in all three global regions and we achieved double-digit revenue increases in nearly all business lines, led by impressive gains in capital markets, occupier outsourcing and leasing.”

CBRE Press Release

October 29, 2014

Revenue rose by 20% or more in all three global regions. Europe, the Middle East and Africa (EMEA) achieved 25% (19% in local currency) organic revenue growth – 101% (95% in local currency) including the contributions from Norland Managed Services, Ltd, which CBRE acquired in late December 2013. Asia Pacific posted its strongest growth in 16 quarters with revenue rising 25% (23% in local currency). The Americas, CBRE’s largest business segment, saw revenue improve 20% (same in local currency), fueled by double-digit increases in every major business line.

Globally, property sales revenue surged 33% (32% in local currency) during the quarter, with significant increases across all three global regions. Notably, U.S. property sales improved 31% as CBRE executed several large single-asset and portfolio sales during the quarter, including One Wall Street for Bank of New York Mellon and a $1.8 billion multifamily portfolio for DRA Advisors and Bell Partners Corporation. Strong capital flows into commercial real estate – coupled with the continued availability of debt capital – led to a 41% increase (40% in local currency) in commercial mortgage services revenue.

Large occupiers continue to demonstrate a strong appetite for integrated real estate services.  CBRE is well placed to capitalize on this ongoing trend, as reflected in 26 new outsourcing contracts signed during the third quarter. Global occupier outsourcing revenue improved 18% on an organic basis during the quarter. With contributions from the Norland acquisition, global revenue from this business line rose 61%.

Property leasing revenue improved by double digits for the fifth consecutive quarter, rising by 15% (14% in local currency). Growth was paced by an 18% increase (18% in local currency) in the Americas, where CBRE continues to make strong market share gains.

Development Services saw revenue rise 27% and EBITDA increase four-fold reflecting the focus on developing high-quality assets in markets and sectors with significant investor demand.

Global Investment Management revenue declined during the quarter, primarily due to last year’s third quarter including nearly $30 million of carried-interest revenue, which did not recur in this year’s period.  Otherwise, revenue in this segment would have increased 7% (5% in local currency).  Carried interest is incremental revenue that CBRE earns when it sells assets within portfolios it manages for institutional investors at values that exceed specified return thresholds. The timing of such sales is determined by the macro market environment and fund lifecycles. Capital raising activity in Global Investment Management remained strong with $9.1 billion of new commitments over the past twelve months.

The ongoing shift in the company’s business mix toward contractual revenue continued during the third quarter. Contractual revenue rose to 51% of total revenue – up from 48% in the third quarter of 2013.

During the third quarter, CBRE issued $300 million of 5.25% senior notes due 2025 and on October 27, 2014, CBRE used the note proceeds, together with cash on hand and borrowing under our revolving credit facility, to redeem in full its 6.625% senior notes due 2020 ($350 million aggregate principal amount).  These actions will lower CBRE’s annual interest expense by approximately $5 million and will extend debt maturity on $300 million of its senior unsecured debt by 4-1/2 years at an attractive, fixed interest rate.

CBRE Press Release

October 29, 2014

Third-Quarter 2014 Segment Results

Americas Region (U.S., Canada and Latin America)

•              Revenue rose 20% (same in local currency) to $1.3 billion, compared with $1.1 billion for the third quarter of 2013. The improved revenue was driven by higher property sales, leasing, occupier outsourcing and commercial mortgage services activities.

•              EBITDA increased 42% to $187.5 million compared with $132.2 million in last year’s third quarter.

•              Operating income totaled $136.1 million, an increase of 41% from $96.4 million for the prior-year third quarter.

EMEA Region (primarily Europe)

•              Revenue rose 101% (95% in local currency) to $574.5 million, compared with $285.5 million for the third quarter of 2013.  Excluding the contributions from Norland, EMEA revenue increased 25% (19% in local currency) over the prior-year period.  The increase was driven by higher property sales and appraisal activities as well as significant organic growth in occupier outsourcing.

•              EBITDA increased 111% to $37.5 million compared with $17.7 million in the prior-year third quarter.

•              Operating income totaled $20.2 million, an increase of 60% from $12.6 million for the third quarter of 2013.

Asia Pacific Region (Asia, Australia and New Zealand)

•              Revenue was $253.7 million, an increase of 25% (23% in local currency) from $202.7 million for the third quarter of 2013.  Performance improved in several countries, particularly Japan and Australia.

•              EBITDA increased 74% to $22.8 million compared with $13.1 million in the prior-year third quarter.

•              Operating income totaled $18.6 million, an increase of 81% compared with $10.3 million in the third quarter of 2013.

Global Investment Management (investment management operations in the U.S., Europe and Asia Pacific)

•              Revenue was $105.0 million compared with $127.3 million for the third quarter of 2013.

•              Excluding selected items, EBITDA totaled $20.4 million compared with $56.2 million in the prior-year third quarter.  EBITDA (including selected items) totaled $21.1 million compared with $55.4 million in the third quarter of 2013.

•              Operating income was $15.8 million compared with $42.5 million for the third quarter of 2013.

CBRE Press Release

October 29, 2014

•              Prior-year period results included $29.9 million of carried-interest revenue and $2.3 million of carried-interest expense reversal, while third-quarter 2014 results included $0.7 million of carried-interest revenue. Excluding carried interest, revenue was up 7%, driven by significantly higher acquisition fees.

Development Services (real estate development and investment activities primarily in the U.S.)

•              Revenue rose 27% to $16.0 million, compared with $12.6 million for the third quarter of 2013.

•              EBITDA increased 300% to $24.0 million compared with $6.0 million in the prior-year period. The increase was largely driven by higher income from property sales (reflected in both gain on disposition of real estate and equity earnings) in the current-year third quarter.

•              Operating loss totaled $5.5 million compared with an operating loss of $3.7 million for the third quarter of 2013. Under U.S. GAAP, equity earnings, which include some property sales, are not part of the calculation of operating income/loss.

•              Reflecting improving fundamentals, development projects in process totaled $5.1 billion, up $300 million from second-quarter 2014, and the inventory of pipeline deals totaled $2.9 billion, up $1 billion from second-quarter 2014.

Nine-Month 2014 Results

•              Revenue for the nine months ended September 30, 2014 totaled $6.3 billion, an increase of 26% from $5.0 billion for the nine months ended September 30, 2013.

•              Excluding selected items, net income increased 32% to $333.7 million for the first nine months of 2014 from $253.0 million in the same period in 2013. Adjusted earnings per diluted share also increased 32% to $1.00 compared with $0.76 for the prior-year period. Selected items (net of income taxes) totaled $53.5 million for the first nine months of 2014, and $51.1 million for the same period in 2013.

•              On a U.S. GAAP basis, net income rose 39% to $280.2 million for the first nine months of 2014 from $201.9 million for the same period of 2013 and earnings per diluted share increased 38% to $0.84 compared with $0.61 for the prior-year period.

•              Excluding selected items, EBITDA increased 20% to $753.7 million in the current nine-month period from $629.6 million in the first nine months of 2013. EBITDA (including selected items) also rose 20% to $750.3 million for the first nine months of 2014, compared with $624.6 million for the same period a year earlier.

Business Outlook

“We enter the final months of 2014 with strong momentum across our business lines,” said Mr. Sulentic. “Underlying fundamentals continue to improve and market sentiment remains positive.  We continue to execute our strategy by investing in our people and platform to create value for our clients and to extend our competitive advantage in the marketplace.”

With two months left in 2014, CBRE’s full-year performance is coming into sharper focus.  Therefore, the company is raising its adjusted EPS guidance4 for the full year to a range of $1.65 to $1.70.  CBRE is taking this action while being mindful of the slowing economic growth outside the U.S. and the challenging earnings comparison the company faces in the fourth quarter.  CBRE generated approximately $58 million of EBITDA from carried interest in the fourth quarter of 2013.

CBRE Press Release

October 29, 2014

Conference Call Details

The company’s third-quarter earnings conference call will be held today (Wednesday, October 29, 2014) at 5:00 p.m. Eastern Time.  A webcast will be accessible through the Investor Relations section of the company’s website at www.cbre.com/investorrelations.

The direct dial-in number for the conference call is 877-407-8037 for U.S. callers and 201-689-8037 for international callers.  A replay of the call will be available starting at 10 p.m. Eastern Time on October 29, 2014, and ending at midnight Eastern Time on November 6, 2014. The dial-in number for the replay is 877-660-6853 for U.S. callers and 201-612-7415 for international callers.  The access code for the replay is 13591778.  A transcript of the call will be available on the company’s Investor Relations website at www.cbre.com/investorrelations.

About CBRE Group, Inc.

CBRE Group, Inc. (NYSE:CBG), a Fortune 500 and S&P 500 company headquartered in Los Angeles, is the world’s largest commercial real estate services and investment firm (in terms of 2013 revenue).  The Company has approximately 44,000 employees (excluding affiliates), and serves real estate owners, investors and occupiers through approximately 350 offices (excluding affiliates) worldwide. CBRE offers strategic advice and execution for property sales and leasing; corporate services; property, facilities and project management; mortgage banking; appraisal and valuation; development services; investment management; and research and consulting. Please visit our website at www.cbre.com.

Note: This release contains forward-looking statements within the meaning of the ‘‘safe harbor’’ provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding our future growth momentum, operations, financial performance and business outlook.  These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results and performance in future periods to be materially different from any future results or performance suggested in forward-looking statements in this release.  Any forward-looking statements speak only as of the date of this release and, except to the extent required by applicable securities laws, the Company expressly disclaims any obligation to update or revise any of them to reflect actual results, any changes in expectations or any change in events.  If the Company does update one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those or other forward-looking statements.  Factors that could cause results to differ materially include, but are not limited to: disruptions in general economic and business conditions, particularly in geographies where our business may be concentrated; volatility and disruption of the securities, capital and credit markets; interest rate increases; the cost and availability of capital for investment in real estate; clients’ willingness to make real estate or long-term contractual commitments and other factors affecting the value of real estate assets, inside and outside the United States; our ability to control costs relative to revenue growth; our ability to retain and incentivize producers; our ability to identify, acquire and integrate synergistic and accretive businesses; costs and potential future capital requirements relating to businesses we may acquire; integration challenges arising out of companies we may acquire; continued high levels of, or increases in, unemployment and general slowdowns in commercial activity; variations in historically customary seasonal patterns that cause our business not to perform as expected; trends in pricing and risk assumption for commercial real estate services; our ability to diversify our revenue model to offset cyclical economic trends in the commercial real estate industry; foreign currency fluctuations; our ability to attract new user and investor clients; our ability to retain major clients and renew related contracts; a reduction by companies in their reliance on outsourcing for their commercial real estate needs, which would affect our revenues and operating performance; client actions to restrain project spending and reduce outsourced staffing levels; changes in tax laws in the United States or in other jurisdictions in which our business may be concentrated that reduce or eliminate deductions or other tax benefits we receive; changes in international law (including anti-corruption, anti-money laundering and trade control law), particularly in Russia, Eastern Europe and the Middle East, due to the rising level of political instability in those regions; our ability to maintain our effective tax rate at or below current levels; our ability to compete globally, or in specific geographic markets or business segments that are material to us; our ability to leverage our global services platform to maximize and sustain long-term cash flow; our ability to maintain EBITDA margins that enable us to continue investing in our platform and client service offerings; our exposure to liabilities in connection with real estate advisory and property management activities and our ability to procure sufficient insurance coverage on acceptable terms; declines in lending activity of Government Sponsored Enterprises, regulatory oversight of such activity and our mortgage servicing revenue from the U.S. commercial real estate mortgage market; our ability to manage fluctuations in net earnings and cash flow, which could result from poor performance in our investment programs, including our participation as a principal in real estate investments; the ability of our Global Investment Management business to maintain and grow assets under management and achieve desired investment returns for our investors, and any potential related litigation, liabilities or reputational harm possible if we fail to do so; our ability to comply with laws and regulations related to our global operations, including real estate licensure, labor and employment laws and regulations, as well as the anti-corruption laws of the U.S. and other countries; our leverage and our ability to perform under our credit facilities; liabilities under guarantees, or for construction defects, that we incur in our Development Services business; the ability of CBRE Capital Markets to periodically amend, or replace, on satisfactory terms, the agreements for its warehouse lines of credit; the effect of significant movements in average cap rates across different property types; and the effect of implementation of new accounting rules and standards.

CBRE Press Release

October 29, 2014

Additional information concerning factors that may influence the Company’s financial information is discussed under “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Quantitative and Qualitative Disclosures About Market Risk” and “Cautionary Note on Forward-Looking Statements” in our Annual Report on Form 10-K for the year ended December 31, 2013 (as amended), and under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Quantitative and Qualitative Disclosures About Market Risk” and “Forward-Looking Statements” in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2014, as well as in the Company’s press releases and other periodic filings with the Securities and Exchange Commission.  Such filings are available publicly and may be obtained on the Company’s website at www.cbre.com or upon written request from the CBRE Investor Relations Department at investorrelations@cbre.com.

1 Selected items included the write-off of financing costs, amortization expense related to certain intangible assets attributable to acquisitions, certain carried interest incentive compensation (reversal) expense and integration and other costs related to acquisitions.  For the impact of selected charges on specific periods, see the “Non-GAAP Financial Measures” section of this press release.

2 A reconciliation of net income attributable to CBRE Group, Inc. to net income attributable to CBRE Group, Inc., as adjusted for selected items, is provided in the section of this press release entitled “Non-GAAP Financial Measures.”

3 EBITDA represents earnings before net interest expense, write-off of financing costs, income taxes, depreciation and amortization, while amounts shown for EBITDA, as adjusted (or normalized EBITDA), remove the impact of certain cash and non-cash charges related to acquisitions and certain carried interest incentive compensation (reversal) expense.  Our management believes that both of these measures are useful in evaluating our operating performance compared to that of other companies in our industry because the calculations of EBITDA and EBITDA, as adjusted, generally eliminate the effects of financing and income taxes and the accounting effects of capital spending and acquisitions, which would include impairment charges of goodwill and intangibles created from acquisitions. Such items may vary for different companies for reasons unrelated to overall operating performance.  As a result, our management uses these measures to evaluate operating performance and for other discretionary purposes, including as a significant component when measuring our operating performance under our employee incentive programs. Additionally, we believe EBITDA and EBITDA, as adjusted, are useful to investors to assist them in getting a more complete picture of our results from operations.

However, EBITDA and EBITDA, as adjusted, are not recognized measurements under U.S. generally accepted accounting principles, or GAAP, and when analyzing our operating performance, readers should use EBITDA and EBITDA, as adjusted, in addition to, and not as an alternative for, net income as determined in accordance with GAAP. Because not all companies use identical calculations, our presentation of EBITDA and EBITDA, as adjusted, may not be comparable to similarly titled measures of other companies. Furthermore, EBITDA and EBITDA, as adjusted, are not intended to be measures of free cash flow for our management’s discretionary use, as they do not consider certain cash requirements such as tax and debt service payments. The amounts shown for EBITDA and EBITDA, as adjusted, also differ from the amounts calculated under similarly titled definitions in our debt instruments, which are further adjusted to reflect certain other cash and non-cash charges and are used to determine compliance with financial covenants and our ability to engage in certain activities, such as incurring additional debt and making certain restricted payments.

For a reconciliation of EBITDA and EBITDA, as adjusted, to net income attributable to CBRE Group, Inc., the most comparable financial measure calculated and presented in accordance with GAAP, see the section of this press release titled “Non-GAAP Financial Measures.”

4 We have not reconciled the non-GAAP earnings per share guidance included in this release to the most directly comparable GAAP measure because this cannot be done without unreasonable effort.

CBRE Press Release

October 29, 2014

CBRE GROUP, INC.

OPERATING RESULTS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2014 AND 2013

(Dollars in thousands, except share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Revenue	$2,275,076	$1,733,866	$6,262,724	$4,950,943

Costs and expenses:
Cost of services	1,428,986	1,032,348	3,904,919	2,912,391
Operating, administrative and other	601,026	496,615	1,695,623	1,465,614
Depreciation and amortization	67,159	47,524	195,657	137,406
Total costs and expenses	2,097,171	1,576,487	5,796,199	4,515,411

Gain on disposition of real estate	7,235	740	37,102	11,385

Operating income	185,140	158,119	503,627	446,917

Equity income from unconsolidated subsidiaries	43,300	13,347	67,564	29,640
Other (loss) income	(113)	5,125	11,052	9,352
Interest income	1,598	1,484	4,321	5,002
Interest expense	27,841	27,783	84,326	107,710
Write-off of financing costs	23,087	-	23,087	56,295
Income from continuing operations before provision for income taxes	178,997	150,292	479,151	326,906
Provision for income taxes	69,305	56,126	171,318	120,945
Income from continuing operations	109,692	94,166	307,833	205,961
Income from discontinued operations, net of income taxes	-	-	-	24,294
Net income	109,692	94,166	307,833	230,255
Less: Net income (loss) attributable to non-controlling interests	2,593	(278)	27,607	28,363
Net income attributable to CBRE Group, Inc.	$107,099	$94,444	$280,226	$201,892

Basic income per share attributable to CBRE Group, Inc. shareholders
Income from continuing operations attributable to CBRE Group, Inc.	$0.32	$0.29	$0.85	$0.61
Income from discontinued operations attributable to CBRE Group, Inc.	-	-	-	0.01
Net income attributable to CBRE Group, Inc.	$0.32	$0.29	$0.85	$0.62

Weighted average shares outstanding for basic income per share	330,419,006	328,307,961	330,197,240	327,502,672

Diluted income per share attributable to CBRE Group, Inc. shareholders
Income from continuing operations attributable to CBRE Group, Inc.	$0.32	$0.28	$0.84	$0.60
Income from discontinued operations attributable to CBRE Group, Inc.	-	-	-	0.01
Net income attributable to CBRE Group, Inc.	$0.32	$0.28	$0.84	$0.61

Weighted average shares outstanding for diluted income per share	334,293,046	332,061,402	333,855,131	331,504,050

EBITDA (1)	$292,893	$224,393	$750,293	$624,627

(1) Includes EBITDA related to discontinued operations of $7.4 million for the nine months ended September 30, 2013.

CBRE Press Release

October 29, 2014

CBRE GROUP, INC.

SEGMENT RESULTS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2014 AND 2013

(Dollars in thousands)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Americas
Revenue	$1,325,875	$1,105,768	$3,583,276	$3,145,341
Costs and expenses:
Cost of services	869,889	726,876	2,332,470	2,034,040
Operating, administrative and other	281,433	252,219	792,577	723,451
Depreciation and amortization	38,451	30,281	107,796	84,838
Operating income	$136,102	$96,392	$350,433	$303,012
EBITDA	$187,476	$132,195	$482,642	$401,852

EMEA
Revenue	$574,493	$285,496	$1,604,159	$784,407
Costs and expenses:
Cost of services	402,503	172,112	1,134,240	481,335
Operating, administrative and other	135,714	96,552	383,818	275,223
Depreciation and amortization	16,080	4,194	48,862	13,101
Operating income	$20,196	$12,638	$37,239	$14,748
EBITDA	$37,485	$17,735	$88,219	$28,930

Asia Pacific
Revenue	$253,742	$202,701	$690,599	$617,262
Costs and expenses:
Cost of services	156,594	133,360	438,209	397,016
Operating, administrative and other	74,381	56,380	197,617	175,315
Depreciation and amortization	4,178	2,688	10,617	8,571
Operating income	$18,589	$10,273	$44,156	$36,360
EBITDA	$22,767	$13,056	$54,773	$44,916

Global Investment Management
Revenue	$105,012	$127,337	$343,789	$369,088
Costs and expenses:
Operating, administrative and other	81,739	75,629	260,697	246,117
Depreciation and amortization	7,485	9,192	25,303	27,283
Gain on disposition of real estate	-	-	23,028	-
Operating income	$15,788	$42,516	$80,817	$95,688
EBITDA(1)	$21,146	$55,396	$87,538	$127,723

Development Services
Revenue	$15,954	$12,564	$40,901	$34,845
Costs and expenses:
Operating, administrative and other	27,759	15,835	60,914	45,508
Depreciation and amortization	965	1,169	3,079	3,613
Gain on disposition of real estate	7,235	740	14,074	11,385
Operating loss	$(5,535)	$(3,700)	$(9,018)	$(2,891)
EBITDA(2)	$24,019	$6,011	$37,121	$21,206

(1)          Includes EBITDA related to discontinued operations of $1.4 million for the nine months ended September 30, 2013.

(2)          Includes EBITDA related to discontinued operations of $6.0 million for the nine months ended September 30, 2013.

CBRE Press Release

October 29, 2014

Non-GAAP Financial Measures

The following measures are considered “non-GAAP financial measures” under SEC guidelines:

(i)                                  Net income attributable to CBRE Group, Inc., as adjusted for selected items

(ii)                              Diluted income per share attributable to CBRE Group, Inc., as adjusted for selected items

(iii)                          EBITDA and EBITDA, as adjusted for selected items

The Company believes that these non-GAAP financial measures provide a more complete understanding of ongoing operations and enhance comparability of current results to prior periods as well as presenting the effects of selected charges in all periods presented.  The Company believes that investors may find it useful to see these non-GAAP financial measures to analyze financial performance without the impact of selected charges that may obscure trends in the underlying performance of its business.

CBRE Press Release

October 29, 2014

Net income attributable to CBRE Group, Inc., as adjusted for selected items and diluted income per share attributable to CBRE Group, Inc. shareholders, as adjusted for selected items are calculated as follows (dollars in thousands, except per share data):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013

Net income attributable to CBRE Group, Inc.	$107,099	$94,444	$280,226	$201,892
Write-off of financing costs, net of tax	14,075	73	14,075	34,083
Amortization expense related to certain intangible assets attributable to acquisitions, net of tax	11,824	4,633	37,264	13,857
Carried interest incentive compensation (reversal) expense, net of tax	(427)	491	2,089	2,089
Integration and other costs related to acquisitions, net of tax	-	55	-	1,086
Net income attributable to CBRE Group, Inc., as adjusted	$132,571	$99,696	$333,654	$253,007

Diluted income per share attributable to CBRE Group, Inc. shareholders, as adjusted	$0.40	$0.30	$1.00	$0.76

Weighted average shares outstanding for diluted income per share	334,293,046	332,061,402	333,855,131	331,504,050

EBITDA and EBITDA, as adjusted for selected items are calculated as follow (dollars in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013

Net income attributable to CBRE Group, Inc.	$107,099	$94,444	$280,226	$201,892
Add:
Depreciation and amortization(1)	67,159	47,524	195,657	138,276
Interest expense(2)	27,841	27,783	84,326	110,857
Write-off of financing costs	23,087	-	23,087	56,295
Provision for income taxes(3)	69,305	56,126	171,318	122,309
Less:
Interest income	1,598	1,484	4,321	5,002

EBITDA(4)	$292,893	$224,393	$750,293	$624,627

Adjustments:
Carried interest incentive compensation (reversal) expense	(704)	807	3,426	3,451
Integration and other costs related to acquisitions	-	-	-	1,525

EBITDA, as adjusted (4)	$292,189	$225,200	$753,719	$629,603

(1)         Includes depreciation and amortization expense related to discontinued operations of $0.9 million for the nine months ended September 30, 2013.

(2)         Includes interest expense related to discontinued operations of $3.2 million for the nine months ended September 30, 2013.

(3)         Includes provision for income taxes related to discontinued operations of $1.3 million for the nine months ended September 30, 2013.

(4)         Includes EBITDA related to discontinued operations of $7.4 million for the nine months ended September 30, 2013.

CBRE Press Release

October 29, 2014

EBITDA and EBITDA, as adjusted for selected items for our reporting segments, are calculated as follows (dollars in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Americas
Net income attributable to CBRE Group, Inc.	$86,098	$58,273	$248,868	$138,886
Adjustments:
Depreciation and amortization	38,451	30,281	107,796	84,838
Interest expense, net	3,361	14,525	12,321	69,971
Write-off of financing costs	23,087	-	23,087	56,295
Royalty and management service income	(14,949)	(816)	(18,656)	(20,226)
Provision for income taxes	51,428	29,932	109,226	72,088
EBITDA	$187,476	$132,195	$482,642	$401,852

EMEA
Net (loss) income attributable to CBRE Group, Inc.	$(748)	$10,346	$(14,705)	$3,682
Adjustments:
Depreciation and amortization	16,080	4,194	48,862	13,101
Interest expense (income), net	13,145	822	37,488	(197)
Royalty and management service expense (income)	8,249	(4,653)	1,294	3,377
Provision for income taxes	759	7,026	15,280	8,967
EBITDA	$37,485	$17,735	$88,219	$28,930

Asia Pacific
Net income attributable to CBRE Group, Inc.	$5,398	$771	$9,400	$10,053
Adjustments:
Depreciation and amortization	4,178	2,688	10,617	8,571
Interest expense, net	474	902	1,577	2,144
Royalty and management service expense	5,636	4,455	13,898	13,232
Provision for income taxes	7,081	4,240	19,281	10,916
EBITDA	$22,767	$13,056	$54,773	$44,916

Global Investment Management
Net income attributable to CBRE Group, Inc.	$3,075	$23,001	$18,137	$42,617
Adjustments:
Depreciation and amortization (1)	7,485	9,192	25,303	27,759
Interest expense, net (2)	8,331	8,819	25,917	28,364
Royalty and management service expense	1,064	1,014	3,464	3,617
Provision for income taxes	1,191	13,370	14,717	25,366
EBITDA (3)	$21,146	$55,396	$87,538	$127,723
Carried interest incentive compensation (reversal) expense	(704)	807	3,426	3,451
Integration and other costs related to acquisitions	-	-	-	1,525
EBITDA, as adjusted (3)	$20,442	$56,203	$90,964	$132,699

Development Services
Net income attributable to CBRE Group, Inc.	$13,276	$2,053	$18,526	$6,654
Adjustments:
Depreciation and amortization (4)	965	1,169	3,079	4,007
Interest expense, net (5)	932	1,231	2,702	5,573
Provision for income taxes (6)	8,846	1,558	12,814	4,972
EBITDA(7)	$24,019	$6,011	$37,121	$21,206

(1)         Includes depreciation and amortization expense related to discontinued operations of $0.5 million for the nine months ended September 30, 2013.

(2)         Includes interest expense related to discontinued operations of $1.0 million for the nine months ended September 30, 2013.

(3)         Includes EBITDA related to discontinued operations of $1.4 million for the nine months ended September 30, 2013.

(4)         Includes depreciation and amortization expense related to discontinued operations of $0.4 million for the nine months ended September 30, 2013.

(5)         Includes interest expense related to discontinued operations of $2.2 million for the nine months ended September 30, 2013.

(6)         Includes provision for income taxes related to discontinued operations of $1.3 million for the nine months ended September 30, 2013.

(7)         Includes EBITDA related to discontinued operations of $6.0 million for the nine months ended September 30, 2013.

CBRE Press Release

October 29, 2014

CBRE GROUP, INC.

 CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

(Unaudited)

	September 30,	December 31,
	2014	2013
Assets:
Cash and cash equivalents (1)	$615,358	$491,912
Restricted cash	55,580	61,155
Receivables, net	1,608,628	1,486,489
Warehouse receivables (2)	638,134	381,545
Property and equipment, net	455,859	458,596
Real estate assets (3)	71,469	126,954
Goodwill and other intangibles, net	3,130,309	3,131,702
Investments in and advances to unconsolidated subsidiaries	219,437	198,696
Other assets, net	735,180	661,365
Total assets	$7,529,954	$6,998,414

Liabilities:
Current liabilities, excluding debt	$1,791,116	$1,984,381
Warehouse lines of credit (2)	631,812	374,597
Revolving credit facility	149,159	142,484
5.00% senior notes	800,000	800,000
Senior secured term loans	655,525	685,263
6.625% senior notes	350,000	350,000
5.25% senior notes	300,000	-
Other debt	8,576	5,433
Notes payable on real estate (4)	75,034	130,472
Other long-term liabilities	585,894	589,778
Total liabilities	5,347,116	5,062,408

CBRE Group, Inc. stockholders’ equity	2,145,935	1,895,785
Non-controlling interests	36,903	40,221
Total equity	2,182,838	1,936,006
Total liabilities and equity	$7,529,954	$6,998,414

(1)         Includes $47.0 million and $32.4 million of cash in consolidated funds and other entities not available for Company use as of September 30, 2014 and December 31, 2013, respectively.

(2)         Represents loan receivables, the majority of which are offset by related warehouse lines of credit facilities.

(3)         Includes real estate and other assets held for sale, real estate under development and real estate held for investment.

(4)         Represents notes payable on real estate of which $3.9 million and $4.0 million are recourse to the Company as of September 30, 2014 and December 31, 2013, respectively.